Exhibit 99.1

FOR IMMEDIATE RELEASE
	Media	Investors
	Stephen Hagey	Christopher Oltmann
	(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Announces

Marianne Sullivan Is Joining Its Board of Trustees

WESTLAKE VILLAGE, CA (September 26, 2017) – PennyMac Mortgage Investment Trust (NYSE: PMT) announced today that Marianne Sullivan, a seasoned mortgage industry executive previously at the Federal National Mortgage Association (Fannie Mae), joined its Board of Trustees effective September 26, 2017.

Ms. Sullivan founded OptimX Advisors, Inc., a consulting firm to the U.S. mortgage industry, in January 2017 and has served as its Chief Strategy Consultant since then.  Ms. Sullivan previously served for 24 years at Fannie Mae in a variety of executive positions including Senior Vice President, Single-Family Strategic Initiatives and Business Capabilities, and Senior Vice President, Single-Family Chief Risk Officer.  She also played a critical role in the company’s multi-family and credit loss management operations.  As a government-sponsored enterprise (GSE), Fannie Mae partners with lenders to create housing opportunities for families across the country.

“I am pleased to announce that Marianne Sullivan has joined our Board of Trustees,” said PMT Executive Chairman Stanford L. Kurland.  “She is a highly regarded mortgage banking executive who brings a keen understanding of the intricacies of housing finance as our newest trustee.  On behalf of my fellow Board members, I am delighted to welcome her to PennyMac.”

Ms. Sullivan received a B.S. degree in Business Administration from Georgetown University.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust common shares trade on the New York Stock Exchange under the symbol "PMT." PMT is externally managed by PNMAC Capital Management, LLC, a controlled subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.pennymacmortgageinvestmenttrust.com.